Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

IWAC HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)(5)
Fees To Be Paid	Equity	Shares of common stock, $0.0001 par value(1)	Rules 457(c) and 457(f)(1) (4)	30,375,000	$10.56	$320,760,000	0.0001102	$35,347.75
	Equity	Warrants to purchase common stock(2)	Rules 457(c) and 457(f)(1) (5)	12,600,000	-	-	-	-
	Equity	Shares of common stock underlying warrants(3)	Rules 457(c) and 457(f)(1) (5)	12,600,000	$12.40	$156,240,000	0.0001102	$17,217.65
Total Offering Amounts						$477,000,000		$52,565.40
Total Fee Offsets								$51,052.16
Net Fee Due								$1,513.24

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Pubco Common Shares”), of the registrant, IWAC Holdings Inc., a Delaware corporation (“Pubco”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement (the “Merger Agreement,” and transactions contemplated thereby (the “Business Combination”), including the transfer by continuation of IWAC out of the Cayman Islands and into the State of Delaware to redomicile as a Delaware corporation (the “Domestication”) among the registrant, Integrated Wellness Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“IWAC,” including its successor following Domestication), and Refreshing USA, LLC, a Washington limited liability company (“Refreshing”), and certain other parties. This number is based on (a) 16,000,000 shares of Pubco Common Stock to be issued as merger consideration upon consummation of the Business Combination (the “Closing”) to holders of outstanding Refreshing Units; and (b) 14,375,000 shares of Pubco Common Stock to be issued to holders of IWAC Common Stock, assuming no redemptions of IWAC shares at Closing.

(2)	Represents warrants of Pubco, each whole warrant entitling the holder to purchase one share of Pubco Common Stock, to be issued in exchange for IWAC public and private warrants pursuant to the Business Combination.

(3)	Represents shares of Pubco Common Stock underlying Pubco warrants.
(4)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $10.56, the average of the high and low prices of IWAC’s ordinary shares as reported on the NYSE on April 25, 2023.
(5)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on the sum of (a) $0.90, the average of the high and low prices for the IWAC warrants on the NYSE on April 26, 2023 and (b) $11.50, the exercise price of the IWAC warrants, resulting in a combined maximum offering price per warrant of $12.40. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Pubco warrants has been allocated to the underlying shares of Pubco Common Stock and those shares are included in the registration fee.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	IWAC Holdings Inc.	S-4	333-269769	02-14-2023		$51,052.16
Fee Offset Sources	IWAC Holdings Inc.	S-4	333-269769		02-14-2023		$51,052.16